UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Subsequent to this filing, the following letter was sent by Amgen Inc. to certain institutional holders of our common stock. We encourage our stockholders to similarly consider this letter when casting their vote.]

April XX, 2020

«SALUTATION» «FIRSTNAME» «LASTNAME»

«COMPANYNAME»

«ADDRESS1»

«ADDRESS2»

«CITY», «STATE» «ZIPCODE»

Dear «SALUTATION» «LASTNAME»:

During this challenging time, I want to take a moment to thank you for your investment in Amgen. I typically write around this time of year to provide a short summary of Amgen’s Board of Directors’ recommendations for our 2020 Annual Meeting of Stockholders. As I know many are working remotely, I’m sending this communication electronically this year, and in light of constraints imposed by the COVID-19 pandemic, we will host our Annual Meeting virtually. I want to assure you that we will afford stockholders the same rights to participate in the virtual meeting as they would have had had at an in-person meeting.

We recently marked Amgen’s fortieth anniversary – an important milestone for our company. I am proud of the contributions Amgen has made to understanding and treating the biology of disease, all in support of our mission to serve patients. With that background, and as a leading global healthcare company and responsible corporate citizen, Amgen is committed to help address the COVID-19 outbreak. We have prioritized the safety of our employees, supply of our medicines to patients, and health of the communities where we live and work. For information on our response to this unprecedented situation, please visit www.amgen.com/COVID-191.

By now, you should have received the proxy statement for our upcoming Annual Meeting to be held on May 19, 2020. I would like to ask for your support by voting with the following recommendations of our Board of Directors:

FOR each Director Nominee	Item 1: Election of 11 directors to serve on our Board until the 2021 annual meeting of stockholders.

FOR	Item 2: Advisory vote to approve our executive compensation.

FOR	Item 3: Ratification of Ernst & Young LLP as our independent registered public accountants.

AGAINST	Item 4: Stockholder Proposal to require an independent board chair.

As you consider your vote, below is a snapshot of our achievements in 2019 and a summary of our compensation practices and corporate governance developments:

We executed on our strategic priorities in 2019.

Our strategy includes a series of integrated activities to strengthen our long-term competitive position in the industry. Select 2019 activities that support the execution of our strategic priorities and delivery of performance are summarized below (and discussed in further detail in our 2020 proxy statement):

●	Discovering and advancing innovative medicines that address important unmet medical needs.

[1]	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this document.

April XX, 2020

◾	We launched EVENITY®[2] (an innovative product in osteoporosis) and acquired Otezla® (the only oral non-biologic treatment for psoriasis and psoriatic arthritis).

◾

We continued to advance our early pipeline, including initiating seven first-in-human studies, and advancing four programs through the early-to-late stage portal (the period covering Phase 2 through Phase 3). Early data readouts from this pipeline have been promising, including for AMG 510 (our KRASG12C small molecule inhibitor being investigated for a treatment for a variety of solid tumors, including in a potentially pivotal Phase 2 monotherapy study in advanced non-small cell lung cancer).

●	Developing branded biosimilars.

◾

We launched our first biosimilars in the U.S. – MVASI®[3] (biosimilar bevacizumab (Avastin®)) and KANJINTI™[3] (biosimilar trastuzumab (Herceptin®)). AVSOLA™ (biosimilar infliximab (Remicade®)) was approved in the U.S. and we submitted a Biologics License Application to the U.S. Food and Drug Administration for ABP 798[3] (biosimilar rituximab (Rituxan®)).

●	Transforming Amgen for the future, including realizing gross productivity savings which we reinvested in our business, as well as in our early oncology research and development programs.

●	Adhering to a disciplined approach to capital allocation while investing for long-term growth.

◾	We invested $16 billion for long-term growth through our acquisitions of Otezla and Nuevolution AB and a 20.5% equity stake in BeiGene Ltd.[4]

◾	We repurchased $7.7 billion of our Common Stock and paid dividends totaling $3.5 billion, returning a total of $11.2 billion of capital to our stockholders.

●

Expanding our global geographic reach, including launching Repatha® in China and EVENITY in Japan. Additionally, we expanded our oncology presence in China through our strategic collaboration with BeiGene Ltd.

●	Operating our next-generation biomanufacturing facility in Singapore and continued to work on construction of our first U.S. next-generation biomanufacturing facility in Rhode Island.

We are committed to environmental sustainability, social responsibility, and human capital management.

●	We have a long-standing commitment to reducing our impact on the environment and regularly set targets to challenge ourselves to deliver further improvements.

◾	We are in the last year of our 2012-2020 conservation plan, and will meet or exceed all our targets, particularly for the reduction of carbon and water consumption.

◾

Our carbon reduction strategy focuses on eliminating energy use, increasing energy efficiency, and increasing the proportion of energy used from renewable and alternative sources. We participate in the CDP (formerly Carbon Disclosure Project) and are a signatory to the United National Global Compact.

◾

Our next-generation biomanufacturing approach dramatically reduces the scale and costs of making biologics, vastly reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines.

●	Our social responsibility efforts are diverse and far-reaching.

◾	We are committed to assisting patients with no or limited drug coverage to access the medicines they need.

◾

The Amgen Foundation, Inc. seeks to advance excellence in science education to inspire the next generation of innovators and invests in strengthening communities where our staff members live and work. It has also provided support following devastating disasters and provides programs and resources to empower Amgen staff members in their charitable giving, including through a matching gift program.

[2]	Jointly developed in collaboration with UCB. Developed in Japan by Amgen Astellas BioPharma K.K., our joint venture with Astellas Pharma Inc.
[3]	Jointly developed in collaboration with Allergan plc.
[4]	Entered into strategic collaboration with BeiGene Ltd. in October 2019; closed in January 2020.

April XX, 2020

●

Our Board has a key role in the oversight of our culture, setting the tone at the top, and holding management accountable for maintaining high ethical standards. The Board believes that human capital management, including diversity and inclusion initiatives, are important to our success.

◾

The executive diversity, inclusion, and belonging council that I chair sets goals to improve our focus on these areas. We have also enhanced the capabilities of our Employee Resource Groups that are organized around primary diversity attributes, each of which is sponsored by a senior executive.

Our financial performance was strong in a year of transition.

●	We delivered a one-year total shareholder return, or TSR, of 28%. We outperformed our peer group average for the one-, three-, and five-year TSRs.

●

In 2019, we grew product volumes by 3% globally. And, despite the anticipated headwinds, we outperformed our budgeted financial targets and exceeded our original guidance for 2019 as we retained more of our legacy product sales, drove our newer product volume growth, and added Otezla to our product portfolio.

●

As noted above, we returned $11.2 billion to our stockholders in the form of repurchases of our Common Stock ($7.7 billion) and dividends paid ($3.5 billion). We increased our quarterly dividend per share 10% over 2018 (to $1.45 per share for 2019).

Executive compensation is aligned with our business strategy and is performance-based.

●	We pay for performance, and pay outcomes reflect the achievements of our Named Executive Officers, or NEOs, against our short- and long-term performance.

●	91% of my 2019 target direct compensation and 82% of our other NEOs’ target direct compensation is “at-risk.”

●

76% of my 2019 target direct compensation and 69% of our other NEOs’ target direct compensation was based solely on our Company’s performance (based on our annual Company performance goals, performance units to be paid based on the Company’s performance over a three-year performance period, and stock options vesting over four years).

●

Our Compensation and Management Development Committee approves Company performance goals each year that are designed to focus our NEOs and all of our staff members on delivering our financial and operational objectives to drive annual performance, advance strategic priorities (discussed above), and position us for longer-term success.

We have implemented compensation best practices, including:

●	A substantial majority of our NEO compensation is performance-based, including 80% of our long-term incentive equity award grants being performance-based.

●

We have a clawback policy tied to financial restatements and our incentive cash compensation plans contain recoupment provisions for employee misconduct causing serious financial or reputational damage to the Company.

●	Robust stock ownership and retention guidelines.

We are committed to corporate governance best practices, informed by stockholder engagement, and overseen by our highly experienced and independent Board.

●	10 of our 11 director nominees are independent and five nominees are new directors since 2015 for an average tenure of ~5.5 years for our director nominees.

●

Our lead independent director, Robert A. Eckert, has substantial and specific duties (described in detail in Annex A) and has been elected by our Board to serve as the lead independent director in 2020 subject to his re-election to the Board by stockholders.

April XX, 2020

●

We have a long-standing practice of stockholder engagement, including outreach by our executives and Investor Relations department to our investors owning ~58% of our outstanding shares and governance-focused outreach activities and discussions with stockholders who hold ~51% of our outstanding shares since our 2019 annual meeting of stockholders.

We are opposing the stockholder proposal to require an independent board chair for the following reasons:

●

Independent Oversight. Our Company has numerous mechanisms that ensure independent oversight of the Company’s affairs and that facilitate communication with, and independent evaluation of, senior management, including:

◾	An active lead independent director elected annually by and from the independent directors with a robust set of duties and authority outlined in Annex A;

◾	Strong Board and committee involvement to provide sound and robust oversight of management;

◾

Regular communication between the lead independent director, the independent directors, and me, keeping me apprised of any concerns, issues, or determinations made during the independent sessions, and consulting with me on other matters pertinent to the Company and the Board;

◾

Diverse, experienced, and skilled directors, with ten of our eleven director nominees independent as defined by The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission;

◾	All members of the Board’s key committees are independent; and

◾

A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in executive session without me to review Company performance, management effectiveness, proposed programs and transactions, and the Board meeting agenda items.

●

Leadership Structure and its Annual Evaluation. Our governance documents give the Board discretion in determining whether to separate or combine the roles of the Chairman and CEO to choose a leadership structure to best address our evolving and highly complex business. The Board conducts annual evaluations of the Company’s leadership structure and determined that the Company and its stockholders are best served at this time by having me serve as both Chairman and CEO, coupled by a separate active lead independent director, currently Mr. Eckert.

For all of these carefully considered reasons, the Board believes that it is in the Company’s and its stockholders’ best interests to retain the discretion to determine the Company’s leadership structure and respectfully recommends a vote “AGAINST” this proposal that would remove this discretion.

***

Our Board has a history of responsiveness to stockholder feedback. Stockholders elect our Board annually by majority voting and have rights to act through a special meeting, by written consent, and through proxy access.

I realize there are many demands on your time and want to thank you for your attention to these important issues. We would welcome the opportunity to discuss any of the voting matters in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

April XX, 2020

Annex A

Our Lead Independent Director Responsibilities

●	The lead independent director’s responsibilities outlined in the Amgen Board of Directors Corporate Governance Principles include:

–	Approving meeting agendas for the Board;

–	Assuring that there is sufficient time for discussion of all meeting agenda items;

–	Previewing the information to be provided to the Board;

–	Having the authority to call meetings of the independent directors;

–	Organizing and leading the Board’s evaluation of the CEO;

–	Serving as a liaison between the Chairman and the independent directors;

–	Leading the Board’s annual self-assessment;

–	Ensuring that he/she is available for consultation and direct communication, if requested by major stockholders; and

–	Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

●	In addition to the responsibilities outlined above, our lead independent director:

–	Meets with the Chairman prior to each regular meeting of the Board and its committees to discuss, provide input on, and approve the agendas;

–	With the Chairman, determines presenters for attendance at Board meetings;

–	Has one-on-one discussions with each independent director, including as part of the Board’s annual evaluation process;

–	Attends all committee meetings, including those committees for which he is not a member (at his discretion) and is provided with access to all committee materials;

–	Has the authority to engage independent consultants;

–	Is regularly apprised of inquiries from stockholders;

–	Interviews Board candidates; and

–	Has an increased role in crisis management, as appropriate.